Exhibit (j) under Form N-1A
Exhibit 24 under Item 601/ Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Class A Shares, Class B Shares, Class C Shares and Class F Shares Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Class A Shares, Class B Shares, Class C Shares and Class F Shares Statement of Additional Information in Post-Effective Amendment Number 67 to the Registration Statement (Form N-1A, No. 2-57181) of Federated Municipal Securities Fund, Inc., and to the incorporation by reference of our report dated May 20, 2008 on Federated Municipal Securities Fund, Inc., included in the Annual Shareholder Report for the fiscal year ended March 31, 2008.

Ernst & Young LLP

Boston, Massachusetts
May 27, 2008